Exhibit 5.1

June 28, 2016

Antero Midstream Partners LP

1615 Wynkoop Street

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to Antero Midstream Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) by the Partnership relating to the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of common units (the “Common Units”) representing limited partner interests in the Partnership at an aggregate initial offering price not to exceed $250,000,000.

We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement. The Common Units will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each, a “Prospectus Supplement”) to the Prospectus contained in the Registration Statement.

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and the Partnership’s respective records and documents, certificates of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Securities and Exchange Commission describing the Common Units offered thereby; (iii) all Common Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Common Units offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto; and (v) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each

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such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and expectations set forth herein, we are of the opinion that when (i) the Partnership has taken all necessary action to approve the issuance of such Common Units, the terms of the offering thereof and related matters and (ii) the Common Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration thereof or provided for therein, then (i) the Common Units will be validly issued, fully paid (to the extent required under the Agreement of Limited Partnership of Antero Midstream Partners LP, as amended) and non-assessable (except as such nonassessability may be affected by Section 17-609 or 17-804 of the Delaware LP Act) and (ii) purchasers of the Common Units will have no obligation under the Delaware LP Act, the Partnership’s governing documents or any resolution or other action taken under the Partnership’s governing documents, to make further payments to the Partnership or its creditors for their purchase of Common Units or contributions to the Partnership or its creditors solely by reason of their ownership of Common Units or their status as limited partners of the Partnership.

The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware and the Delaware LP Act, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.